Exhibit 99.1

VITAMIN SHOPPE, INC.

2101 91st Street North Bergen, NJ 07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Second Quarter 2013 Results

2Q13 Highlights:

•	Total revenue increases 14.1%, includes Super Supplements

•	Comparable store sales grew 2.3%

•	E-commerce revenues increased 18.5%, 8th consecutive quarter of double-digit growth

•	Fully diluted EPS of $0.60

•	Opened 10 new stores in the U.S

NORTH BERGEN, N.J., August 6, 2013 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading multi-channel specialty retailer of nutritional products, today announced preliminary results for its fiscal second quarter ended June 29, 2013. Total net sales in the quarter increased 14.1% to $279.5 million compared to $245.0 million in the same period of the prior year. Net income per diluted share for fiscal second quarter 2013 was $0.60 compared to $0.55 per share in the same quarter of the prior year.

Tony Truesdale, Chief Executive Officer of the Company commented, “On a comparable store sales basis, the first two quarters were more challenging and volatile than they had historically been as we lapped last year’s strong performance in sports nutrition, accelerated weight management sales and above-average retail inflation. Nevertheless, we delivered positive comparable stores sales in the quarter which represented the 31st consecutive quarter of positive comparable store sales.”

Mr. Truesdale further commented, “2013 is a year of investment for the Vitamin Shoppe as we position the company for long-term sustainable growth. We have successfully integrated the back office operations of Super Supplements and towards quarter’s end we began inbound inventory shipment to our new Virginia distribution center. We remain focused on our key growth initiatives and will continue to invest in all shopping channels to encourage customers to experience the Vitamin Shoppe whenever or wherever they want.”

Fiscal Second Quarter 2013 Results

Total net sales in fiscal second quarter 2013 increased 14.1% to $279.5 million compared to $245.0 million in the same period of the prior year. Sales growth in the quarter was driven by: 1) a 2.3% increase in comparable sales, which was on top of an 8.3% comparable sales increase in the second quarter of 2012, 2) the contribution from Super Supplements retail stores of $18.0 million, 3) growth from new stores, and, 4) an 18.5% increase in ecommerce sales, including a 5.5% contribution from Super Supplements.

The Company opened 10 stores in the quarter and 23 year-to-date. The majority of the second quarter store openings occurred late in the quarter. Total store count was 630 as of June 29, 2013, compared with 551 on June 30, 2012. This includes two company-operated stores in Canada.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $23.0 million, or 14.4%, to $182.2 million for the three months ended June 29, 2013, compared with $159.2 million for the three months ended June 30, 2012.

Gross profit increased $11.5 million, or 13.4%, to $97.3 million for the fiscal 2013 second quarter, compared with $85.8 million for fiscal second quarter 2012. Gross profit as a percentage of net sales was 34.8% for the quarter ended June 29, 2013, compared to 35.0% in fiscal second quarter 2012. The decrease was attributable to lower gross margins at Super Supplements.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $8.6 million, or 14.9%, to $66.7 million for the quarter ended June 29, 2013, compared with $58.1 million for the quarter ended June 30, 2012. SG&A includes integration related expenses for the Super Supplements acquisition of approximately $0.9 million offset by insurance recoveries of $0.9 million related to Super Storm Sandy. SG&A as a percentage of net sales were 23.9% for second quarter 2013 compared with 23.7% in second quarter 2012. This increase was attributable to the inclusion of Super Supplements.

Income from operations in fiscal second quarter 2013 was $30.6 million, an increase of 10.4% from the same period in the prior year. As a percentage of net sales, income from operations was 10.9% for the fiscal 2013 second quarter compared with 11.3% for fiscal second quarter 2012. By segment, the retail income from operations margin decreased 40 basis points in the quarter and reflects the inclusion of Super Supplements. For the direct business, income from operations reflects the inclusion of the lower margin Super Supplements e-commerce business as well as an increase in promotional activity.

Net income was $18.3 million for fiscal second quarter 2013, compared with $16.6 million for fiscal second quarter 2012. Reported earnings per diluted share (EPS) were $0.60 in fiscal second quarter 2013 compared with $0.55 in second quarter 2012.

Balance Sheet and Cash Flow

Cash and equivalents at June 29, 2013 were $54.8 million. Capital expenditures were $12.0 million in the quarter and $23.8 million year-to-date. Capital expenditures were used primarily for the new distribution center, build-out of new stores, improvements to existing stores, as well as the integration of Super Supplements.

2013 Outlook

For the current year management expects:

•	To open approximately 50 new stores

•	Low to mid single digit comparable store sales growth for the year

•	Capital expenditures of approximately $45 - $50 million, which includes capital for the new distribution center

•	Depreciation & amortization of approximately $28 million which includes the additional depreciation from the Super Supplements acquisition

•	Super Supplements acquisition is expected to be slightly dilutive to earnings per share, which includes transaction and integration costs

•	Fully diluted shares outstanding of 30.7 million

Webcast

Management will host a conference call to discuss its second quarter 2013 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The online replay will be available immediately following the call. A telephonic replay will also be available beginning at 11:30 a.m. ET and can be accessed by dialing 1-877-870-5176 or for international callers, 1-858-384-5517. The passcode for the replay is 5595323. The replay will be available until 11:59 p.m. ET on August 13, 2013.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading multi-channel specialty retailer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 600 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe, BodyTech, True Athlete and MyTrition brands. The Vitamin Shoppe conducts business through more than 630 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and through its website, www.VitaminShoppe.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including, the risk that the operations of Super Supplements will not be integrated successfully, the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law.

Investor and Analyst Contact:	Media Contact
Kathleen Heaney	Allison + Partners
646-912-3844	Jill Wahler/646-428-0602
ir@vitaminshoppe.com	vitaminshoppe@allisonpr.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Net sales	$279,483	$244,981	$558,570	$493,032
Cost of goods sold	182,226	159,226	359,671	318,941

Gross profit	97,257	85,755	198,899	174,091
Selling, general and administrative expenses	66,673	58,051	133,634	115,958

Income from operations	30,584	27,704	65,265	58,133
Interest expense, net	106	187	211	374

Income before provision for income taxes	30,478	27,517	65,054	57,759
Provision for income taxes	12,216	10,922	25,995	22,903

Net income	$18,262	$16,595	$39,059	$34,856

Weighted average common shares outstanding
Basic	29,970,366	29,309,667	29,944,861	29,177,598
Diluted	30,482,586	29,918,219	30,488,751	29,868,078
Net income per common share
Basic	$0.61	$0.57	$1.30	$1.19
Diluted	$0.60	$0.55	$1.28	$1.17

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Net sales:
Retail	$250,857	$220,175	$499,279	$441,150
Direct	28,626	24,806	59,291	51,882

Net sales	$279,483	$244,981	$558,570	$493,032

Income from operations:
Retail	$51,054	$45,706	$106,229	$93,676
Direct	5,236	4,758	11,112	10,368
Corporate costs	(25,706)	(22,760)	(52,076)	(45,911)

Income from operations	$30,584	$27,704	$65,265	$58,133

Increase in comparable store net sales	2.3%	8.3%	3.4%	9.0%
Gross profit as a percent of net sales	34.8%	35.0%	35.6%	35.3%
Income from operations as a percent of net sales	10.9%	11.3%	11.7%	11.8%
Capital Expenditures	$11,994	$4,996	$23,837	$10,883
Depreciation and Amortization	6,729	5,326	13,064	10,855
Impairment charge on fixed assets	—	—	—	528
Acquisition and integration costs	$946	$—	$2,991	$—
Insurance recoveries from Super Storm Sandy	$879	$—	$1,079	$—
Store Data:
Stores open at beginning of period	621	543	579	528
Stores opened	10	9	23	24
Stores acquired	—	—	31	—
Stores closed	(1)	(1)	(3)	(1)

Stores open at end of period	630	551	630	551

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	June 29,	December 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$54,836	$81,168
Inventories	153,498	137,693
Prepaid expenses and other current assets	26,957	22,476

Total current assets	235,291	241,337
Property and equipment, net of accumulated depreciation and amortization of $193,375 and $182,173 in 2013 and 2012, respectively	113,513	95,401
Goodwill	210,401	177,248
Other intangibles, net	71,385	69,116
Other assets	4,123	3,183

Total assets	$634,713	$586,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,558	$22,445
Accrued expenses and other current liabilities	51,499	65,439

Total current liabilities	87,057	87,884
Deferred income taxes	13,726	13,011
Deferred rent	31,593	30,150
Other long-term liabilities	8,665	7,822
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at June 29, 2013 and December 29, 2012	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,403,670 shares issued and 30,400,586 shares outstanding at June 29, 2013, and 30,170,627 shares issued and outstanding at December 29, 2012	304	302
Additional paid-in capital	294,949	287,574
Treasury stock, at cost; 3,084 shares at June 29, 2013 and no shares at December 29, 2012	(143)	—
Accumulated other comprehensive (loss) income	(38)	1
Retained earnings	198,600	159,541

Total stockholders’ equity	493,672	447,418

Total liabilities and stockholders’ equity	$634,713	$586,285

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